Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Platform Specialty Products Corporation

We consent to the use of our report dated February 11, 2014 with respect to the consolidated statements of operations, comprehensive income, changes in stockholders’ equity, and cash flows of MacDermid, Incorporated and subsidiaries for the ten-month period ended October 31, 2013, and the related financial statement schedule, before the effects of the adjustments to retrospectively apply the change in accounting related to reportable segments described in note 23, incorporated herein by reference to the Form 10-K of Platform Specialty Products Corporation dated March 11, 2016, and to the reference to our firm under the heading “Experts” in the prospectus. The consolidated financial statements before the effects of the adjustments discussed in note 23 are not incorporated by reference.

/s/ KPMG LLP

Hartford, Connecticut
July 11, 2016